Exhibit 99.1

CONTACTS:	State National Companies, Inc.
FOR IMMEDIATE RELEASE	David Hale, COO & CFO
817-265-2000

Dennard • Lascar Associates
Rick Black
713-529-6600

State National Companies Reports Second Quarter 2016 Results

BEDFORD, TX — August 8, 2016 — State National Companies, Inc. (NASDAQ: SNC), a leading specialty provider of property and casualty insurance services, today reported its financial results for the second quarter ended June 30, 2016. The Company also raised its 2016 outlook for the Lender Services segment.

Key Highlights - Second Quarter 2016 Financials Compared to the Second Quarter 2015:

•                  Total revenues were $49.0 million, up 6%

•                  Premiums earned were $28.9 million, an increase of 12%

•      Ceding fees were $16.9 million, up 3%

•                  Net income was $10.0 million, an increase of 3%

•                  EPS of $0.24, up from $0.22

•                  EBITDA was $17.2 million, up 4%

•                  Combined ratio for Lender Services was 89.3%, improving from 92.9%

Commenting on the results, State National’s Chairman and Chief Executive Officer, Terry Ledbetter, said, “We continued to achieve strong results in the quarter with increased top and bottom line earnings driven by growth in both business segments. Revenue increased 6% in the second quarter with net income up 3%. Lender Services performed very well in the quarter, and we believe we are gaining valuable market share. In Program Services, we continue to target new clients and extend our relationships with existing clients. In addition, we benefited from the previously announced agreement extensions with our two largest programs, Meadowbrook and Nephila, which have minimum fee guarantees through at least 2017.”

Mr. Ledbetter continued,  “I am pleased with the progress we have made in our fronting business and with our sales process. Our industry has been transformed by new structures and platforms, which are beginning to compress the value chain between risk and capital. State National is the natural conduit between risk and capital because we are both a highly-rated and broadly-licensed insurance carrier. We believe that State National is well positioned for continued profitability and enhanced shareholder value.”

Total revenues in the second quarter of 2016 were $49.0 million, up 6% from $46.4 million in the second quarter of 2015.  Net income was $10.0 million, or $0.24 per diluted share, in the second quarter of 2016, compared to net income of $9.7 million, or $0.22 per diluted share, for the same period in 2015.

State National Companies, Inc. Press Release

Lender Services Segment

In Lender Services, the Collateral Protection Insurance, or CPI, business is fully vertically integrated as State National manages all aspects of the CPI business for its clients, including policy issuance and administration, underwriting and claims, which we believe is a competitive advantage in the market place. Additionally, the Company differentiates itself from competitors by establishing long-term relationships with clients, leveraging its alliance with CUNA Mutual, and providing high-quality service and advanced technology to more than 600 customers with portfolios in excess of 6.1 million loans.

In the second quarter of 2016, total revenues from the Lender Services segment were $29.7 million, an increase of $3.2 million, or 12%, from the second quarter of 2015.  Premiums earned increased by $3.2 million, or 12%, to $28.9 million in the second quarter of 2016 from $25.7 million in the second quarter of 2015. Contributing to this increase in Lender Services premiums are sales of new accounts and growth in loan portfolios of existing accounts driven by rising automobile sales, higher average automobile loan sizes and an aging U.S. automobile fleet.

Losses and loss adjustment expenses were $13.3 million in the second quarter of 2016, compared to $12.1 million in the same period last year, primarily a result of increased exposure due to higher earned premiums.  While the Lender Services loss ratio was relatively flat for the quarter, the expense ratio continues to decline due to our ability to effectively leverage fixed costs.  The net expense ratio decreased to 43.1% for the second quarter 2016 from 45.8% in the second quarter 2015.  The resulting net combined ratio improved for the second quarter 2016 to 89.3% from 92.9% for 2015, which is consistent with our objective of 85 to 90%.

Program Services Segment

The Program Services segment provides fronting to general agents and insurance carriers to leverage State National’s “A” (Excellent) A.M. Best rating with its expansive licenses and trusted reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  State National issues the policy, and the reinsurer assumes the risk.

In the second quarter of 2016, total revenues from the Program Services segment were $16.9 million, an increase of $500,000, or 3%, from the second quarter of 2015.  The growth in revenues was driven by increased ceding fees from both new and existing client programs.

General and Administrative Expenses

General and administrative expenses in the second quarter of 2016 increased to $17.1 million from $16.1 million in the second quarter of 2015, reflecting investment in strategic growth and public company expenses.

Balance Sheet

State National’s balance sheet reflects low financial leverage with $43.8 million of debt.  This debt has limited covenant requirements and is interest-only until the mid-2030s.

The Company had $5.6 million of goodwill and other intangibles at June 30, 2016.

State National Companies, Inc. Press Release

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade ratings with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.

Approximately $2.0 billion of State National’s assets are comprised of reinsurance recoverables, which are primarily related to the Program Services segment.  Offsetting these recoverables are unpaid losses, loss adjustment expenses and unearned premium liabilities for the same business. Recoverables of approximately $1.5 billion are secured by trust funds or letters of credit.

Share Repurchase Program

In October 2015, State National’s Board of Directors authorized a $50.0 million share repurchase plan. The Company purchased approximately 336,000 shares for $3.5 million in the second quarter.  In total, under the program, the Company has purchased approximately 2.3 million shares for $22.4 million and $27.6 million remains available under the plan.

2016 Outlook

State National has raised its outlook range in Lender Services and has reaffirmed its outlook range in Program Services:

Lender Services Segment

•                  Net Earned Premiums — $117 to $127 million (up from $115 to $125 million)

•                  Combined Ratio — 85 to 90 percent

Program Services Segment

•                  Ceding Fees - $61 to $66 million

Conference Call

State National will host a conference call today, August 8, 2016, at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss its second quarter 2016 results.  To access the call live, dial (716) 247-5810 and use the conference ID number 41298406# at least 10 minutes prior to the start time.  Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/.  For those who cannot listen to the live call, a telephonic replay will be available through August 15, 2016 and may be accessed by calling (404) 537-3406 and using pass code 41298406#.  Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investor Relations” section of the Company’s website at http://www.statenational.com/.

Investor Day 2016

State National will host an Investor Day in New York City on Tuesday, August 9, 2016, beginning at 8:00 a.m. This event will also be webcast on the company’s website at http://ir.statenational.com/.

State National Companies, Inc. Press Release

Non-GAAP Reconciliation

The last page of this press release provides reconciliations of non-GAAP financial measures.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance services operating in two niche markets across the United States.  In its Lender Services segment, the Company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies.  In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  To learn more, please visit www.statenational.com.  State National routinely posts important Company information on its website.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “will,” “plan,” “target,” “could” or other words that convey the uncertainty of future events or outcomes.

There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of collateral protection insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties that are difficult to predict, many of which are beyond our control. Additional information about these risks and uncertainties is contained in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

State National Companies, Inc. Press Release

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except for share and per share information)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets:
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost — $339,383, $327,764, respectively)	$349,236	$329,522
Equity securities — available-for-sale, at fair value (cost — $3,790, $4,796, respectively)	4,165	5,544
Total investments	353,401	335,066

Cash and cash equivalents	45,632	51,770
Restricted cash and investments	2,835	3,717
Accounts receivable from agents, net	30,461	23,913
Reinsurance recoverable on paid losses	1,026	1,187
Deferred acquisition costs	953	1,075
Reinsurance recoverables	2,044,228	1,911,660
Property and equipment, net (includes land held for sale — $1,034, $1,034, respectively)	16,758	17,163
Interest receivable	2,163	2,158
Income taxes receivable	610	3,330
Deferred income taxes, net	22,676	26,208
Goodwill and intangible assets, net	5,598	5,958
Other assets	6,109	4,353
Total assets	$2,532,450	$2,387,558

Liabilities:
Unpaid losses and loss adjustment expenses	$1,450,261	$1,364,774
Unearned premiums	627,878	585,448
Allowance for policy cancellations	56,616	59,610
Deferred ceding fees	30,758	29,119
Accounts payable to agents	2,206	2,458
Accounts payable to insurance companies	9,709	3,801
Debt, net	43,761	43,740
Other liabilities	30,907	35,151
Total liabilities	2,252,096	2,124,101

Shareholders’ equity:
Common stock, $.001 par value (150,000,000 shares authorized; 42,383,994 and 42,699,550 shares issued at June 30, 2016 and December 31, 2015, respectively)	42	43
Preferred stock, $.001 par value (10,000,000 shares authorized; no shares issued and outstanding at June 30, 2016 and December 31, 2015)	—	—
Additional paid-in capital	226,644	224,719
Retained earnings	46,725	37,322
Accumulated other comprehensive income	6,943	1,373
Total shareholders’ equity	280,354	263,457
Total liabilities and shareholders’ equity	$2,532,450	$2,387,558

State National Companies, Inc. Press Release

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in thousands, except for per share information)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
Revenues:
Premiums earned	$28,916	$25,705	$60,593	$54,989
Commission income	305	364	626	734
Ceding fees	16,917	16,379	33,161	30,523
Net investment income	2,100	2,272	4,140	3,953
Realized net investment gains (losses)	282	1,186	(356)	1,451
Other income	459	462	915	847
Total revenues	48,979	46,368	99,079	92,497

Expenses:
Losses and loss adjustment expenses	13,743	12,649	28,832	26,182
Commissions	1,130	1,260	2,827	2,757
Taxes, licenses, and fees	804	563	1,506	1,275
General and administrative	17,148	16,051	34,142	32,193
Interest expense	553	505	1,090	1,005
Total expenses	33,378	31,028	68,397	63,412

Income (loss) before income taxes	15,601	15,340	30,682	29,085

Income taxes:
Current tax expense (benefit)	6,137	7,770	10,491	13,014
Deferred tax expense (benefit)	(524)	(2,112)	533	(2,285)
	5,613	5,658	11,024	10,729
Net income (loss)	$9,988	$9,682	$19,658	$18,356

Net income (loss) per share attributable to common shareholders:
Basic earnings per share	$0.24	$0.22	$0.46	$0.41
Diluted earnings per share	0.24	0.22	0.46	0.41

Dividends, per share	$0.06	$0.01	$0.12	$0.02

Weighted-average common shares outstanding — basic	42,310,242	44,247,102	42,326,799	44,247,102
Weighted-average common shares outstanding — diluted	42,321,607	44,251,841	42,357,960	44,249,508

State National Companies, Inc. Press Release

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2016	2015	2016	2015

Revenues:
Premiums earned	$—	$(3)	$—	$(14)
Ceding fees	16,917	16,379	33,161	30,523
Total revenues	16,917	16,376	33,161	30,509

Expenses:
Losses and loss adjustment expenses	396	553	905	967
Commissions	2	2	3	2
Taxes, licenses, and fees	3	4	11	9
General and administrative	4,011	3,000	7,119	6,133
Total expenses	4,412	3,559	8,038	7,111

Income (loss) before income taxes	$12,505	$12,817	$25,123	$23,398

Program gross expense ratio	1.2%	1.0%	1.2%	1.1%
Gross premiums written	$336,395	$296,146	$607,421	$561,058
Gross premiums earned	$293,602	$253,853	$560,627	$486,786

State National Companies, Inc. Press Release

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2016	2015	2016	2015

Revenues:
Premiums earned	$28,916	$25,708	$60,593	$55,003
Commission income	305	364	626	734
Other income	471	371	919	722
Total revenues	29,692	26,443	62,138	56,459

Expenses:
Losses and loss adjustment expenses	13,347	12,096	27,927	25,215
Commissions	1,128	1,258	2,824	2,755
Taxes, licenses, and fees	801	559	1,495	1,266
General and administrative	10,528	9,958	21,135	20,131
Total expenses	25,804	23,871	53,381	49,367

Income (loss) before income taxes	$3,888	$2,572	$8,757	$7,092

Net loss ratio	46.2%	47.1%	46.1%	45.8%
Net expense ratio	43.1%	45.8%	42.0%	43.9%
Net combined ratio	89.3%	92.9%	88.1%	89.7%

Gross premiums written	$36,483	$29,464	$68,942	$62,113
Net premiums written	$29,884	$24,531	$56,916	$51,413

State National Companies, Inc. Press Release

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2016	2015	2016	2015

Revenues:
Net investment income	$2,100	$2,272	$4,140	$3,953
Realized net investment gains (losses)	282	1,186	(356)	1,451
Other income	(12)	91	(4)	125
Total revenues	2,370	3,549	3,780	5,529

Expenses:
General and administrative	2,609	3,093	5,888	5,929
Interest expense	553	505	1,090	1,005
Total expenses	3,162	3,598	6,978	6,934

Income (loss) before income taxes	(792)	(49)	(3,198)	(1,405)

Income tax expense (benefit)	5,613	5,658	11,024	10,729

Net income (loss)	$(6,405)	$(5,707)	$(14,222)	$(12,134)

State National Companies, Inc. Press Release

Non-GAAP Reconciliation

The accompanying information provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Earnings before interest, taxes, depreciation and amortization or EBITDA, is considered a non-GAAP financial measure because it reflects adjustments to net income for interest expense, income tax expense, and depreciation and amortization.  Management believes this measure is helpful to investors because it provides a supplemental measure of evaluating core financial performance between periods.

STATE NATIONAL COMPANIES, INC.

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
EBITDA	$17,160	$16,563	$33,797	$32,133
Reconciliation of EBITDA:
Net income	$9,988	$9,682	$19,658	$18,356
Plus: Interest expense	553	505	1,090	1,005
Plus: Income tax expense	5,613	5,658	11,024	10,729
Plus: Depreciation and amortization	1,006	718	2,025	2,043
EBITDA	$17,160	$16,563	$33,797	$32,133

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